UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) October 23, 2006
GOVERNMENT PROPERTIES TRUST, INC.
(Exact name of Registrant as specified in its charter)

Maryland	001-31962	20-0611663
(State or other jurisdiction of incorporation or	(Commission File Number)	(I.R.S. Employer Identification No.)
organization)

13625 California Street, Suite 310
Omaha, Nebraska	68154
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(402) 391-0010
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Agreement and Plan of Merger

Item 1.01 Entry into a Material Definitive Agreement.
Merger Agreement. On October 23, 2006, Government Properties Trust, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Agreement”) with Record Realty Trust (“RRT”) and Record Realty (US) LLC, a wholly owned subsidiary of RRT (“Merger Sub”). Under the terms of the Agreement, subject to certain terms and conditions, the Company will be merged with and into Merger Sub (the “Merger”) and the separate corporate existence of the Company will cease, with Merger Sub continuing as the surviving company (the “Surviving Company ”) and will be a wholly owned subsidiary of RRT.
At the effective time of the Merger, each outstanding share of common stock of the Company (the “Common Stock”), other than Excluded Shares (as defined in the Agreement), will be cancelled and converted into the right to receive $10.75 in cash, without interest, subject to a potential reduction of up to $0.08 per share if certain contingencies of the Company are not met.
The Board of Directors of the Company unanimously approved the Agreement on October 23, 2006.
The Company has made customary representations, warranties and covenants in the Agreement, including (i) not to (A) solicit competing proposals or (B) subject to exceptions that permit the Company’s Board of Directors to take actions required by their fiduciary duties, participate in any discussions or negotiations or provide any confidential information in connection with alternative business combination transactions and (ii) subject to certain exceptions to permit the Company’s Board of Directors to take actions required by their fiduciary duties, for the Board to recommend that the Company’s shareholders approve the Merger and the other transactions contemplated by the Agreement.
Consummation of the Merger is subject to various conditions, including approval of the Merger by the Company’s shareholders and other customary closing conditions. The parties expect to close the transaction during the first quarter of 2007.
The Agreement contains termination rights, including if the Company’s Board of Directors in connection with an unsolicited bona fide Superior Proposal (as defined in the Agreement), changes its recommendation to the shareholders as required by its fiduciary duties under applicable law and provides that, upon the termination of the Agreement, under specified circumstances, the Company will be required to pay a termination fee to RRT equal to $6,500,000. Additionally, under specified circumstances, RRT will be required to pay the Company a termination fee of $30,000,000.
The foregoing summary of the Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Agreement attached as Exhibit 2.1 and incorporated herein by reference.
The Board of Directors of the Company engaged Wachovia Securities to serve as financial advisor. On October 23, 2006, Wachovia delivered an opinion to the Board of Directors that, as of the date of the opinion, the merger consideration was fair, from a financial point of view, to the shareholders of the Company.
Director Compensation. In connection with the Merger, the Board of Directors of the Company determined that, upon the closing of the Merger, the directors of the Company shall receive payment of their annual compensation (including compensation for serving as a committee chair) and fees for all board and committee meetings that occurred or were scheduled to occur between July 1, 2006 and June 30, 2007, assuming a calendar in accordance with the Board’s past practices of four meetings per year of the board and each committee. The Board of Directors of the Company also determined that all Restricted Shares (as defined in the Agreement) that would have otherwise been granted to the independent directors of the Company between July 1, 2006 and June 30, 2007, consistent with past practices, be granted immediately prior to the closing of the Merger.
Important Additional Information Regarding the Merger will be filed with the SEC.
In connection with the proposed merger, GPT will file a proxy statement with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement (when available)

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and other documents filed by GPT at the SEC Web site http://www.sec.gov. The proxy statement and other documents also may be obtained for free from GPT by directing such request to Government Properties Trust, Inc., Investor Relations, 13625 California Street, Suite 310, Omaha, NE 68154 or at GPT’s Web site at www.gptrust.com.
GPT and certain executive officers and other members of its management may be deemed participants in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of GPT’s participants in the solicitation, which may be different than those of GPT’s stockholders generally, will be set forth in the proxy statement relating to the merger when it becomes available.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Number	Description of Document

2.1	Agreement and Plan of Merger dated October 23, 2006 by and among Government Properties Trust, Inc., Record Realty Trust and Record Realty (US) LLC.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Government Properties Trust, Inc.
(Registrant)

October 26, 2006	By:	/s/ Thomas D. Peschio

	Name:	Thomas D. Peschio
	Title:	President and Chief Executive Officer

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